CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated January 26, 2012, accompanying the financial statements of Insured Municipals Income Trust, Series 584 (included in Van Kampen Unit Trusts, Municipal Series 844) as of September 30, 2011, and for the period from October 26, 2009 (date of deposit) through September 30, 2010 and for the year ended September 30, 2011 and the financial highlights for the period from October 26, 2009 (date of deposit) through September 30, 2010 and for the year ended September 30, 2011, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-161878) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 26, 2012